   As filed with the Securities and Exchange Commission on December 13, 1996
                                                              File No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              NU-TECH BIO-MED, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                        25-1411971
     (State of Incorporation)                           (I.R.S. Employer
                                                       Identification Number)

                                 55 Access Road
                                Warwick, RI 02886
                                 (401) 732-6520
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              J. Marvin Feigenbaum
                             Chief Executive Officer
                              Nu-Tech Bio-Med Inc.
                          500 Fifth Avenue, Suite 2424
                               New York, NY 10017
                            Telephone (212) 391-2424
                            Facsimile (212) 391-2864
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                             VICTOR J. DiGIOIA, ESQ.
                            GOLDSTEIN & DiGIOIA, LLP
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                         CALCULATION OF REGISTRATION FEE



                                                            Proposed               Proposed
                                                            Maximum                 Maximum                 Amount of
Title of Each Class of Securities       Amount to be     Offering Price            Aggregate               Registration
Being Registered                         Registered        per Share(1)             Offering                  Fee(1)
                                                                                    Price(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par                   1,650,943         11.3125                $18,676,293                $5,659
value(2)...................
-----------------------------------------------------------------------------------------------------------------------------------
Total......................              1,650,943                                 18,676,293                 5,659
-----------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of determining the registration fee, based on the average of the closing bid and asked prices of a share of Common Stock as quoted on the Nasdaq SmallCap Market on December 9, 1996 ($11.3125 per share).

(2) For purposes of this Registration Statement, the number of Shares of Common Stock registered hereby has been estimated to be 1,650,943 shares (subject to adjustment) based upon a conversion price of $8.48 per share and to be issued to the Selling Security Holders upon conversion of the 14,000 issued and outstanding shares of Series A Preferred Convertible Stock. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement is intended to include all of the number of shares issuable upon exercise of the Series A Preferred Convertible Stock which is subject to increase in accordance with the conversion provisions and other adjustment provisions of the Series A Preferred Convertible Stock.

         ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

                              NU-TECH BIO-MED, INC.

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K
        Between Registration Statement on Form S-3 and Form of Prospectus

         Item Number and Heading                                       Caption in Prospectus
1.       Forepart of the Registration Statement
         and Outside Front Cover of Prospectus                Outside Front Cover of Prospectus

2.       Inside Front and Outside Back Cover
         Pages of Prospectus.......................           Inside Front and Outside Back Cover Pages of Prospectus

3.       Summary Information, Risk Factors,
         and Ratio of Earnings to Fixed
         Charges.....................................         Prospectus Summary; The Company; Risk Factors;

4.       Use of Proceeds............................          Use of Proceeds

5.       Determination of Offering Price.........             Outside Front Cover Page of Prospectus

6.       Dilution.....................................        Not Applicable

7.       Selling Security Holders.................            Selling Security Holders

8.       Plan of Distribution.......................          Inside Front Cover; Plan of Distribution

9.       Description of Securities to be
         Registered..................................         Description of Securities

10.      Interests of Named Experts and
         Counsel.....................................         Legal Matters and Experts

11.      Material Changes.........................            Recent Developments

12.      Incorporation of Certain Information
         by Reference...............................          Incorporation of Certain Information by Reference

13.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities...................................       Not Applicable

                 Subject to Completion, dated December 13, 1996

P R O S P E C T U S

     This Prospectus covers an aggregate of 1,650,943 Shares of Common Stock

                              NU-TECH BIO-MED, INC.

         This Prospectus covers an aggregate of 1,650,943 shares of Common Stock, $.01 par value (the "Shares") of Nu-Tech Bio-Med, Inc. (referred to as the "Company" or "Nu-Tech"), held by certain securities holders ("Selling Security Holders") relating to 1,650,943 Shares issuable upon conversion of the Company's 14,000 issued and outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") and which may be sold by the holders thereof. The number of Shares of Common Stock has been estimated based upon a conversion price of $8.48 per share. The actual number of Shares of Common Stock may be subject to increase or decrease dependent upon the conversion price in effect at the date of conversion of the Series A Preferred Stock. No other shares of capital stock of the Company are being registered herewith.

         The Shares may be sold from time to time by the Selling Security Holders, or by the transferees of the Series A Preferred Stock. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders and/or their transferees may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Security Holders either (i) to a broker or dealer as principal for resale by such broker or dealer for an amount pursuant to this Prospectus (e.g., in a transaction with a "market maker"); (ii) in brokerage transactions, including transactions in which the broker solicits purchasers or (iii) in privately negotiated transactions pursuant to any applicable exemption under the Securities Act of 1933, as amended (the "Act"). Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales. The Selling Security Holders and intermediaries through whom such Shares are sold may be deemed "underwriters" within the meaning of the Act, with respect to the Shares offered.

         Concurrently herewith, pursuant to separate registration statements on Forms S-3 and S-8 filed by the Company with the Securities and Exchange Commission, the Company is registering an additional 2,789,431 shares of Common Stock of the Company for resale thereof. Significant sales of such additional shares may affect the market price of the Common Stock and the liquidity of the Shares offered hereby.

         The Common Stock is traded in the over-the-counter market and listed on the SmallCap Market of the Nasdaq Stock Market ("Nasdaq") under the symbol "NTBM," and on the Boston Stock Exchange under the symbol "NTB." On December 9, 1996, the closing bid and asked prices for the Common Stock as reported on Nasdaq were $11.125 and $11.50, respectively. See "Price Range of Common Stock and Certain Market Information," as set forth in the Form 10-KSB for the fiscal year ended December 31, 1995.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
           SEE "RISK FACTORS" COMMENCING AT PAGE 13 OF THIS PROSPECTUS.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this Prospectus is__________________ , 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Everett McKinley Dirkson Building, 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996.

         2. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996.

         3. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996.

         4. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

         5.       The Company's Form 8-K filed with the Commission on August 29,
                  1996.

         6. The Company's Form 8-K filed with the Commission on September 23, 1996.

         7. The Company's Form 8-K/A filed with the Commission on November 14, 1996.

         8. The Company's Proxy Statement with respect to its Annual Meeting of Shareholders held on August 27, 1996.

         9.       The Company's Form 8-K filed with the Commission on December
                  3, 1996.

         10.      The Company's Form 8-A filed with the Commission on August 15,
                  1994.

         11. The Company's Form 8-K/A filed with the Commission on January 10, 1996.

         12.      The Company's Form 8-K filed with the Commission on April 15,
                  1996.

         13.      The Company's Form 8-K filed with the Commission on June 26,
                  1996.

         All documents filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all Shares offered hereby have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this Prospectus forms a part.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Nu-Tech Bio-Med, Inc. 55 Access Road, Warwick, Rhode Island 02886. The Company's telephone numbers are (401) 732-6520 or (212) 391-2424.

                               PROSPECTUS SUMMARY

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus and the Company's Report on Form 10-KSB for the fiscal year ended December 31, 1995, (the "Form 10-KSB") and the Forms 10-QSB for the quarters ended September 30, 1996, June 30, 1996, and March 31, 1996 (the "Forms 10-QSB"), as well as the Company's Reports on Form 8-K (collectively, the "Forms 8-K") filed by the Company since December 31, 1995 up to the date hereof, all of which are incorporated herein by reference. The summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus and Forms 10-KSB, 10-QSB and Forms 8-k. Each prospective investor is urged to read this Prospectus, the Form 10-KSB and Forms 10-QSB and Forms 8-K in their entirety.

                                   THE COMPANY
GENERAL

                  Nu-Tech Bio-Med, Inc. (hereinafter sometimes referred to as "Nu-Tech") was originally organized under the laws of the State of Delaware in September 1981 under the name "Applied DNA Systems, Inc." On November 16, 1994, the Company changed its name to its present name. The Company's wholly-owned operating subsidiary, Analytical Biosystems Corporation ("ABC" or "Analytical Biosystems") was organized under the laws of the State of Delaware in August, 1985.

         On October 21, 1996, Nu-Tech acquired substantially all of the assets of Prompt Medical Billing Services, Inc., a Florida corporation, as well as assuming certain liabilities. Prior to the acquisition Prompt Medical was engaged in the medical billing business with operations located in Miami, Florida. The asset acquisition was accomplished through Nu-Tech's newly formed subsidiary, NTBM Billing Services, Inc. Nu-Tech, through NTBM Billing Services, intends to retain and expand the medical billing business acquired from Prompt Medical. See "Recent Events-Acquisition of Assets of Prompt Medical."

         On November 18, 1996, the United States Bankruptcy Court (Central District of California) approved the reorganization plan of Medical Science Institute, a California corporation ("MSI") which had been jointly submitted to the court by Nu-Tech and MSI. MSI had been operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code since October 1995. Pursuant to the plan, Nu-Tech acquired all of the capital stock of MSI and MSI became a wholly-owned subsidiary of Nu-Tech. MSI is a full service medical laboratory facility and its primary executive offices are located in Burbank, California. MSI operates throughout the State of California. See "Recent Events-Acquisition of Medical Science Institute."

         On November 8, 1996, Nu-Tech joined with Physicians Clinical Laboratory, Inc., a Delaware corporation, ("PCL") in submitting a plan of reorganization for PCL under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") whereby Nu-Tech will acquire 51% of the capital stock of PCL. PCL has been operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code since November 8, 1996 and prior to such time had suffered significant losses and was in default of approximately $120,000,000 of debt. PCL is a full service clinical laboratory which provides a comprehensive battery of testing services. PCL operates throughout the State of California and its executive offices are located in Sacramento, California. The plan of reorganization is subject to the approval of the United States Bankruptcy Court and there can be no assurance that the Plan will be approved by the Court or that the acquisition of PCL will be consummated. See Recent Acquisition Activities - Proposed Physicians
Clinical Laboratory Acquisition."

         As a result of the acquisitions of the business of Prompt Medical and MSI, the business of Nu-Tech has recently significantly changed and expanded. Additionally, in the event the PCL acquisition is consummated, of which there can be no assurance, the business of Nu-Tech will further change significantly. Prior to such acquisitions, the Company's sole business activities were through its subsidiary, Analytical Biosystems. Unless the context otherwise requires, the "Company" shall refer to Nu-Tech, NTBM Billing Services Inc., Analytical Biosystems and MSI.

         Analytical Biosystems is a clinical oncology laboratory service and research company which currently performs and furnishes a patented in vitro chemosensitivity assay known as the Fluorescent Cytoprint Assay ("FCA") which aids oncologists in selecting those chemotherapeutic drugs most likely to be effective in treating a cancer patient's solid mass tumor. The FCA, which was developed by M. Boris Rotman, Ph.D., Professor of Medical Science at Brown University, Providence, Rhode Island, is a patented laboratory procedure that measures the effectiveness of specific chemotherapy drugs in destroying cancer cells retrieved from solid mass tumors removed from individual patients. The FCA tests cancer tissue taken from the individual's tumor against many of the chemotherapeutic agents likely to be used for that tumor type. Information provided by the test helps rule out ineffective drugs and assists the oncologists in determining appropriate chemotherapy.

         ABC also offers an ATPase cell viability assay ("ATP-CVA") which is a bioluminescent assay utilized for the determination of inhibition of metabolic activity in cancer cells. The Company uses the non-proprietary ATP-CVA in conjunction with Analytical Biosystem's FCA for the purpose of expanding the number of chemotherapeutic drugs which ABC can offer for in vitro drug response testing. Such expanded drugs include taxol, which is utilized in the treatment of breast and ovarian cancer. Analytical Biosystems intends that the FCA will be principally used for the assay of those chemotherapeutic drugs such as cisplatin, doxorubicin and mitomycin C which have the effect of bursting or killing cancer cells. With respect to other chemotherapeutic drugs which work in a different fashion such as taxol and taxotere, the ATP-CVA will detect the inhibition of metabolic activity. These two latter drugs, which have been approved by the Food and Drug Administration for the use in the treatment of breast, lung and ovarian cancer, will be assayed by the Company utilizing the ATPase assay. In addition, ABC has added navelbine to the chemotherapeutic drugs which it is capable to assay, which is currently used in the treatment of non-small cell lung cancer and whose effect is to burst or kill the cancer cells immediately. This drug is being assayed by Analytical Biosystems utilizing the FCA.

         The existing and potential customers of Nu-Tech, ABC, MSI, and PCL and NTBM Billing are medical offices surgeons, oncologists, pathologists, patients, hospitals, health maintenance organizations ("HMOs"), community health centers, and third party insurance companies.

         ABC maintains its administrative offices and clinical laboratory and research facilities at 55 Access Road, Warwick, Rhode Island 02886, and its telephone number is (401) 732-6520. Nu-Tech maintains its executive offices at 500 Fifth Avenue, New York, New York 10036, telephone number (212) 391-2424. MSI maintains its executive offices at 811 South San Fernando Blvd., Burbank, California and its telephone number is (818) 846-4674. NTBM maintains a place of business at 9090 Sw 87th Ct Miami Florida, 33176 and its telephone number is
(305) 273-1288

RECENT EVENTS

COMPLETION OF PRIVATE PLACEMENTS

         DECEMBER 1996 PLACEMENT. On December 2, 1996, the Company completed a private placement offering under Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder, pursuant to which it issued a total of 14,000 shares of Series A Convertible Preferred Stock for a total aggregate purchase price of $14,000,000. The Company realized net proceeds of approximately $12,426,000 from the private offering. The proceeds of the offering have been utilized by the Company for the purchase of certain debt securities of Physicians Clinical Laboratory, Inc., to make certain payments under the MSI Plan, all as described below, as well as for other general purposes. The terms of the Series A Preferred Stock are governed by an Amended Certificate of Designations, Rights and Preferences approved by the Board of Directors in accordance with the Company's Articles of Incorporation and filed with the Secretary of State of Delaware on October 23, 1996 and further amended on November 20, 1996. The Series A Preferred Stock is convertible, by its terms, into shares of Common Stock at the lesser of (i) $17.50 per share or
(ii) 75% of the average closing price of a share of the Company's Common Stock as reported by the Nasdaq SmallCap Market for the five (5) trading days prior to the date of the holder's notice of conversion. The Series A Preferred Stock is convertible into the Company's Common Stock at the option of the holder commencing on the 45th day after the issue date. Up to one third of the shares of Series A Preferred Stock may be converted into Common Stock on each of the 45th day, 75th day and 105th day after the issue date. The initial issue date was November 6, 1996 and the first date on which holders may obtain conversion of the Series A Preferred Stock was December 20, 1996. Commencing upon the
270th day following completion of the private placement, the Company has the right, upon 30 days prior notice, to cause the Series A Preferred Stock to be converted into Common Stock at the then applicable conversion price. The holders of a majority of the Series A Preferred Stock were granted one
"demand" registration right with respect to the Common Stock underlying the Series A Preferred Stock. In the event the Company does not file with, and have declared effective by, the Commission, a registration statement under the Act within 120 days of receipt of the demand notice of the investors holding the shares of Series A Preferred Stock, the then applicable conversion price of the Series A Preferred Stock will be reduced by 10%. Further, for each 30 day period after the 120 day period that the registration statement has not been declared effective, the conversion price will be reduced by an additional 2%, up to an aggregate of 12%. THIS PROSPECTUS HAS BEEN FILED WITH RESPECT TO THE SHARES OF COMMON STOCK UNDERLYING THE SERIES A PREFERRED STOCK.

         Under various agreements related to the sale of the shares, the Company paid to several investment bankers approximately $1,380,000 from the gross proceeds and agreed to issue up to 60,000 shares of common stock and five year Common Stock purchase warrants to purchase 85,714 shares of common stock exercisable at $15.00 per share. The Company has engaged certain financial public relations firms for which such firms have been paid an aggregate of $1,275,000, which funds were paid from the offering proceeds.

APRIL 1996 PLACEMENT. On April 12, 1996, the Company completed a private offering, under Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, of 250,000 shares of its Common Stock to 36 investors for an aggregate of $2,875,000. The Company paid to the placement agent commissions of $143,750 (5% of the gross proceeds of the April offering), an expense allowance of $20,000, and Common Stock purchase warrants to purchase 75,000 shares of the Company's Common Stock at an exercise price of $14.50 per share, subject to adjustment The Company realized net proceeds of approximately $2,630,000 after deduction of the placement agent commissions and expenses, legal fees, blue sky filing fees and other miscellaneous expenses. The proceeds were used for general working capital purposes as well as certain costs and expenses allotted to the PCL, MSI and Prompt Medical Acquisitions.

         An aggregate of 250,000 shares of Common Stock were issued to investors in the April Offering. Investors in the April Offering were granted certain demand and piggyback registration rights for the shares of Common Stock sold in the April Offering. In settlement of certain alleged claims by the investors in the April Offering that the Company had failed to timely register the shares of Common Stock owned by such investors, the Company has agreed to issue one-half share to the investors for each share purchased in the April Offering provided that the price of the Common Stock on Nasdaq on the date of effectiveness of this Prospectus is less than $11.50 per share. Fractional Shares have will not be issued and will be rounded down to the nearest whole share of Common Stock. The Company has filed simultaneously herewith a registration statement with the Commission to register for sale under the Act, among other securities, the 375,000 shares of Common Stock issued in connection with the April offering. THIS PROSPECTUS DOES NOT COVER ANY SHARES OF COMMON STOCK ISSUED IN CONNECTION WITH THE APRIL 1996 PLACEMENT. See "Risk Factors - Simultaneous Registration of Other Securities."

RECENT ACQUISITION ACTIVITIES.

PROPOSED PHYSICIANS CLINICAL LABORATORY ACQUISITION

         The proceeds of Series A Preferred Stock offering completed on December 2, 1996 discussed above were used in furtherance of, among other things, the acquisition of certain debt securities of Physicians Clinical Laboratory, Inc., a Delaware corporation ("PCL"), which is a full service clinical laboratory capable of providing a comprehensive battery of testing services.

PCL is a publicly held corporation which, until recently, filed reports with the Commission under the Securities Exchange Act of 1934, as amended. PCL is delinquent in its filings with the Commission and has not filed any reports since the quarter ended May 31, 1996. PCL has been operating as a debtor-in-possession under Chapter 11 of the Bankruptcy Code since November 8, 1996. PCL's common stock is traded in the over-the-counter market of the National Securities Dealers Automated Quotation System under the symbol "PCLI". PCL reported net revenues of approximately $ 111,111,000 and $90,000,000 for the fiscal years ended February 28, 1995 and February 29, 1996, respectfully. PCL had net losses of approximately $67,500,000 for the fiscal year ended February 29, 1996 and is currently incurring operating losses of approximately $20,000,000 on an annualized basis. PCL has operations throughout the State of California and has been operating since 1992. PCL is continuing to incur significant ongoing losses and is in default on approximately $80,000,000 in senior secured debt (the "Senior Debt") and approximately $40,000,000 in subordinated debt (the "Subordinated Debt"). For the quarter ended September 30, 1996, PCL estimates its net losses were approximately $________.

          Nu-Tech has reached an agreement with the holders of the Senior Debt, Subordinated Debt and the management of PCL whereby Nu-Tech will acquire a 51% interest in PCL. The terms of the agreement provide that PCL would file a plan of reorganization under Chapter 11 of the United States Bankruptcy Code to effectuate the agreement (the "PCL Plan"). On November 8, 1996, PCL and the Company filed the PCL Plan with the U.S. Bankruptcy Court located in the Central District of California (Case No. SV96-23185-GM). As required by the aforementioned agreement, the Company purchased $13,300,000 of Senior Debt for $10,000,000 on November 7, 1996 in advance of the filing of the PCL Plan with the bankruptcy court. In accordance with the PCL Plan, certain holders of Senior Debt contributed $10,000,000 in DIP financing to PCL, which under the terms of the reorganization, will be forgiven. The PCL Plan also requires that the Company purchase an additional 17% of the capital stock of PCL for $5,000,000 upon approval of the PCL Plan. Pursuant to the PCL Plan, and assuming approval of the PCL Plan by the bankruptcy court, the debt purchased by Nu-Tech will be converted into 34% of the common stock of PCL, which together with the 17% purchased for $5,000,000, will result in Nu-Tech owning 51% of the outstanding common stock of PCL. The PCL Plan is subject to the approval of the bankruptcy court and there can be no assurance such approval will be obtained or that the acquisition will be consummated. There can be no assurance that the Company will be able to raise sufficient funds to consummate the PCL acquisition or to successfully operate the business even if the PCL acquisition is consummated. See "Risk Factors-Risks of PCL Acquisition."

         Pursuant to the PCL Plan, J. Marvin Feigenbaum, President and Chief Executive Officer of the Company, has been retained as crisis manager of PCL and serves as the equivalent of the Chief Operating Officer of PCL. It is contemplated that Mr. Feigenbaum will serve in such capacity pending the bankruptcy court's determination of the PCL Plan. In consideration of lending Mr. Feigenbaum's services to PCL, Nu-Tech receives approximately $104,000 on an annualized basis. In the event the PCL Plan is consummated, Nu-Tech will have the right to nominate three persons to the five member Board of Directors of PCL. In the event the PCL Plan is not consummated, Nu-Tech shall not be entitled to nominate any person to the PCL Board of Directors.

         There can be no assurance that the PCL Plan will be consummated, or if consummated, will be upon the terms as originally submitted to the bankruptcy court. Should the PCL Plan not be consummated, Nu-Tech will be a creditor of PCL. Under the terms of the PCL Plan, however, no competing offer for PCL may be accepted by the bankruptcy court unless (i) such competing offer is at least $3.75 million higher than the bid by Nu-Tech and (ii) on the effective date of the competing plan Nu-Tech receives $1.88 million in cash as compensation for its time and expense in pursuing the PCL Plan.

ACQUISITION OF MEDICAL SCIENCE INSTITUTE

         On November 18, 1996, the United States Bankruptcy Court of the Central District of California (the "Court") (Case No. LA 95-37790 TD) approved the First Amended Plan of Reorganization (the "MSI Plan") of Medical Science Institute ("MSI") pursuant to which Nu-Tech acquired all of the capital stock of MSI. Nu-Tech and MSI submitted the MSI Plan to the court on October 18, 1996. MSI is engaged in the medical laboratory business primarily in the State of California and had been operating under Chapter 11 of the U.S. Bankruptcy Code since October 26, 1995. MSI provides clinical laboratory testing services, including testing of human tissue and fluid specimens to physicians, managed-care organizations, hospitals and other health care providers. MSI is a California corporation with its principal executive offices located in Burbank, California.

         Pursuant to the MSI Plan, the holders of all of the MSI capital stock (including any and all options, warrants and other convertible securities) will receive 134,228 shares of Common Stock of Nu-Tech with an aggregate value of $2 million. The number of shares of Common Stock to be issued under the MSI Plan are based upon the average closing price of a share of Common Stock on the Nasdaq SmallCap Market for the 15 day period preceding November 18, 1996 ($14.90 per share). The recipients of Nu-Tech's Common Stock will be entitled to "piggyback" registration rights with respect to such shares. The sole holder of all capital stock of MSI is Fausto Mendez, Jr., the former President of MSI. Mr. Mendez has the option to receive $275,000 in cash with a concurrent reduction in the number of shares of Nu-Tech's Common Stock. NONE OF THE COMPANY'S SECURITIES ISSUED IN CONNECTION WITH THE MSI ACQUISITION ARE BEING REGISTERED UNDER THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

         In addition, Nu-Tech agreed to make certain other payments to creditors and assume certain obligations under the MSI Plan. These payments include: (i) approximately $750,000 to pay administrative claims of professionals (ii) an additional $425,000 for professional administrative claims payable over 12 months (iii) approximately $572,000 payable for federal and state payroll taxes
(iv) approximately $2,500,000 to Austin Financial Services, Inc., a secured creditor of MSI (v) trade payables in the amount of approximately $738,000 (vi) $75,000 payable to the federal government in satisfaction of certain claims and
(viii) $750,000 payable to general
unsecured creditors. At the hearing confirming the MSI Plan held on November 18, 1996, the Company tendered $2,200,000 to the Court with respect to such payments.

         With respect to the sums payable under the MSI Plan to Austin Financial, Nu-Tech obtained a loan in the principal amount of $2,500,000 from a third party lender on December 2, 1996 and utilized the loan proceeds to pay off Austin Financial. The loan bears interest at 15% per annum. All principal and interest on the loan is payable on January 31, 1997. The loan is secured by the Company's 16.4447% participation interest in a credit facility dated April 1, 1994 between the lender and Physician's Clinical Laboratory, which participation represents the Company's purchase of the $13,300,000 of debt securities of PCL. The loan is further secured by a personal guaranty of Nu-Tech's President, J. Marvin Feigenbaum. The third party lender is a significant creditor of PCL and has agreed to the terms of the PCL Plan. See "Risk Factors Need for Additional Funds.".

         Mr. Mendez, formerly President of MSI, has entered into an employment agreement with MSI pursuant to which he will be employed at a salary of $182,000 per year. Mr. Mendez also has the right to serve on the Board of Directors of MSI. Mr. Mendez was granted the right to borrow up to $100,000 from the Company, to be secured by the shares of Common Stock received by him under the MSI Plan. Mr. Mendez will also receive options to purchase 10,000 shares of Nu-Tech Common Stock for every $1,000,000 of annual collectable revenues obtained by MSI through the acquisition of other businesses by MSI in which Mr. Mendez acted as the procuring cause. The options to be granted, if any, will bear an exercise price equal to the fair market value of Nu-Tech's Common Stock at the time of grant.

ACQUISITION OF BUSINESS ASSETS OF PROMPT MEDICAL BILLING, INC.

         On October 21, 1996, the Company, through a newly formed wholly-owned subsidiary, NTBM Billing Services, Inc. ("NTBM") acquired substantially all of the medical billing service assets of Prompt Medical Billing, Inc., a privately owned Florida corporation engaged in the medical billing service business in Miami, Florida. The Company acquired the assets for a total consideration of $675,000 consisting of $100,000 in cash and 37,404 shares of restricted common stock. The number of shares may be subject to increase in the event the fair market value of the shares at the termination of the two year period is less than $500,000 or in the event that the holders thereof are unable to sell the shares. All of the consideration paid by the Company has been placed into escrow for a period of up to two years, to be released upon attainment of certain performance levels. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the shares for sale under the Act prior to expiration of the two year escrow period. None of the shares issued in connection with the Prompt Medical acquisition are being registered herein or are included in this Prospectus. The cash consideration will be released from escrow in eight quarterly installments of $12,500 together with interest. Additionally, NTBM entered into a two-year employment agreement with a former principal and executive officer of Prompt Medical who will have significant management duties with respect to the operation of the business at a cost of $20,000 per annum. NTBM also entered into a consulting agreement with Health Systems Development Corporation for a term of two years at approximately $5,000 per month plus commissions on new business. NONE OF THE SHARES OF COMMON STOCK ISSUED IN CONNECTION WITH THE ACQUISITION OF PROMPT MEDICAL'S BUSINESS ARE BEING REGISTERED IN THIS PROSPECTUS.

OTHER EVENTS

IMAGING SYSTEMS AGREEMENT

         On April 20, 1995, ABC entered into an Agreement with Loats Associates, Inc. ("Loats") pursuant to which Loats was engaged for the purpose of evaluating, redesigning, configuring, assembling and installing a new and improved version of the image system currently utilized by ABC in connection with the quantitative evaluation of assays performed utilizing the FCA. Loats was engaged by ABC to perform and complete the project on a work-for-hire basis. The project was completed in December 1995 at a cost to the Company of $300,000.

TERMINATION OF CLINICAL TRIALS AGREEMENT

         On August 14, 1995, ABC entered into an agreement (the "Clinical Trials Agreement") with a research institution (the "Institution") and certain individuals (the "Principal Investigators") related to the conduct and performance of certain proprietary research and development activities to be performed and/or coordinated on a work-for-hire basis on behalf of ABC by the Institution. The Clinical Trials Agreement was terminated by the Company in August 1996 as a result of the Institution's inability to obtain the requisite number of accruals. The Company is discussing new clinical trials with several medical research institutions. There can be no assurance that the Company will be successful in reaching agreements with these research institutions or that the clinical trials will be completed.


RHODE ISLAND LABORATORY LICENSE

         Analytical Biosystems has received approval, effective May 21, 1996, from the State of Rhode Island Department of Health that its clinical laboratory license had been expanded to include laboratory testing for routine chemistry, histopathology and cytology and that the expanded testing approvals had been added to the CLIA database.

         The expansion of the clinical license will allow ABC to provide additional services to health care providers and to bill third party insurance carriers under existing CPT codes which are included in these licenses. Management believes that these changes to its clinical license and the resultant ability to utilize existing CPT codes increases ABC's ability to obtain reimbursement for its testing procedures.

                                  THE OFFERING

Common Stock Outstanding
         Prior to Offering (1) ............          2,089,528 shares

Common Stock Outstanding
         After the Offering (2) ...........          3,740,471 shares

Risk Factors ..............................          This Offering involves a high degree of risk. See
                                                     "Risk Factors."

Use of Proceeds (3) .......................          All of the proceeds of this Offering will be paid to
                                                     the respective Selling Security Holders and none of
                                                     the proceeds will be received by the Company. See
                                                     "Use of Proceeds."

Nasdaq SmallCap Symbol ....................          NTBM

Boston Stock Exchange Symbol ..............          NTB


---------------------
(1) Does not include (i) 350,000 shares of Common Stock reserved for issuance under the Company's 1994 Incentive Stock Option Plan, of which 131,100 shares have been reserved for currently outstanding options and 218,900 shares are available for future issuances, (ii) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 60,545 shares have been issued and 139,455 shares are reserved for future issuances,
         (iii) 13,715 shares reserved for currently outstanding options under the Company's 1992 Incentive Stock Option Plan which has been terminated; (iv) any shares of Common Stock to be issued under the MSI Plan and (v) 1,487,845 shares reserved for issuance in connection with other issued and outstanding options and warrants.

(2) Assumes the conversion of all of the shares of Series A Preferred Stock at a conversion price of $8.48 (the average closing bid price of the Common Stock on the Nasdaq SmallCap Market on December 9, 1996 less 25%) into 1,650,943 shares of Common Stock. Does not include (i) 350,000 shares of Common Stock reserved for issuance under the Company's 1994 Incentive Stock Option Plan, of which 131,100 shares have been reserved for currently outstanding options and 218,900 shares are available for future issuances, and (ii) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 60,545 shares have been issued and 139,455 shares are reserved for future issuances, (iii) 13,715 shares reserved for currently outstanding options under the Company's 1992 Incentive Stock Option Plan which has been terminated;
         (iv) any shares of Common Stock to be issued under the MSI Plan and (v) 1,487,845 shares reserved for issuance in connection with other issued and outstanding options and warrants.

                                  RISK FACTORS

         An investment in the Shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus should be considered carefully in evaluating the Company and its business. An investment in the Shares is suitable only for those investors who can bear the risk of loss of their entire investment.

SAFE HARBOR STATEMENT

         Certain statements in this Prospectus, and Nu-Tech's Reports to the Commission filed under the Securities Exchange Act of 1934 which are incorporated by reference herein, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Reform Act"). Nu-Tech Bio-Med, Inc. desires to avail itself of certain "safe harbor" provisions of the 1995 Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements included in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties, and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by such forward looking statement. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to risks associated with recently consummated acquisitions (including MSI and Prompt Medical), potential acquisitions (including PCL), uncertainty of market acceptance of Analytical Biosystems' FCA, dependence on reimbursement by third party payors, uncertainty of eligibility for Medicare/Medicaid reimbursement, need for additional capital, certain patent and technology considerations, health care reform, competition and technological changes, limited facilities, governmental regulations, dependence upon key personnel, professional and product liability, uncertainty of completion of the PCL acquisition, and other risks detailed in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-KSB for the year ended December 31, 1995 and Report on Form 10-QSB for the quarter ended September 30, 1996, as well as recently filed Reports on Form 8-K, each of which could adversely affect the Company's business and the accuracy of the forward looking statements contained herein.

         HISTORICAL LOSSES AND ACCUMULATED DEFICIT OF NU-TECH

         Through the third quarter of the fiscal year ended September 30 1996, Nu-Tech was classified as a development stage company for financial accounting purposes by reason of the fact that it has not generated significant revenues from operations prior to such date. Nu-Tech anticipates that as a result of the acquisition of Prompt Medical and MSI, and resultant revenues, Nu-Tech shall no longer be classified as a development stage company as of December 31, 1996. Since 1990, the Company's principal business has been conducted through its wholly-owned subsidiary, ABC. Prior to 1990, Nu-Tech, through other subsidiary corporations, had engaged in other unrelated businesses which have been discontinued. Since inception (February 1, 1982) through September 30, 1996, the Company has incurred an accumulated deficit during the development stage of approximately $16,434,131. For the fiscal years ended December 31, 1995 and 1994, and the fiscal quarter ended September 30, 1996, the Company incurred net losses of approximately $2,089,000, $1,394,000 and $993,000, respectively. For the nine month period ended September 30, 1996, the Company incurred losses of approximately $2,558,000. The amount of stockholders equity at December 31, 1995 was approximately $2,588,000, approximately $2,062,000 at March 31, 1996 and approximately $3,403,000 at September 30, 1996. The amount of its working capital at June 30, 1996 was approximately $3,194,000 and $2,627,000 at September 30, 1996. It is anticipated that the Company will continue to incur losses until such time, if ever, that ABC attains sales of its FCA in amounts sufficient to support its operations and/or the operations of MSI can be stabilized and returned to profitability. There can be no assurance that the Company will be able to successfully implement its marketing strategy, generate significant revenues or achieve profitable operations in the future. See Consolidated Financial Statements and Notes thereto appended to the Forms 10-KSB and 10-QSB.

         ACQUISITION OF PCL

         PCL is currently operating under Chapter 11 of the United States Bankruptcy Code. Nu-Tech and PLC have submitted a plan to the United States Bankruptcy Court to acquire PCL which is incurring ongoing and significant losses which Nu-Tech believes is at the rate of approximately $20,000,000 per year. Additionally, PCL is also in default on approximately $80,000,000 in senior secured debt and approximately $40,000,000 in subordinated debt. The Company purchased $13,300,000 of PCL Senior Debt in advance of submission of the PCL Plan to the bankruptcy court. There can be no assurance the PCL acquisition will be consummated or that the PCL Plan as submitted to the bankruptcy court will be approved as submitted. Under such circumstances, in the event the PCL Plan is not approved, the Company will be a creditor of PCL holding Senior Debt in default.

         In addition to the risks associated with the businesses of the Company and PCL on an individual basis, the combined entity will present additional risks solely by virtue of the combination of the two companies. Assuming the acquisition of PCL is completed, the Company's size will increase substantially and its operations will expand from one geographical area to three areas in three states located on opposite ends of the country. There can be no assurance that the PCL acquisition will be consummated in accordance with the PCL Plan, if at all.

         The Company anticipates that it will require additional funds of at least $5,000,000 to consummate the PCL acquisition. Additionally, PCL will require further funds to stabilize its operations following the acquisition and may require funds to continue its operations during the pendency of the bankruptcy proceedings. There can no assurance that these funds will be available to either the Company or PCL.

         ACQUISITION OF MSI

         Nu-Tech has just recently completed the acquisition of MSI which had been operating under Chapter 11 of the Bankruptcy Code since 1995. MSI incurred losses of approximately $3,314,000 during the fiscal year ended December 31, 1995 and of approximately $2,109,000 for the nine month period ended September 30, 1996. There can be no assurance that the acquisition will result in additional profits to the Company. In addition to the risks associated with the businesses of the Company and MSI on an individual basis, the combined entity will present additional risks solely by virtue of the combination of the two companies. As a result of the MSI acquisition, the Company's size has increased substantially and its operations have expanded from one geographical area to two areas in two states located on opposite ends of the country.

         RISKS OF COMBINED BUSINESSES

         In addition to the risks associated with the businesses of Nu-Tech, MSI and Prompt Medical on an individual basis, which have been described elsewhere in this Prospectus, the combined entity will present additional risks solely by virtue of the combination of these companies. Additionally, the Company has proposed, as described elsewhere in this Prospectus, acquiring PCL. As a result of the recently consummated acquisitions of Prompt Medical and MSI, Nu-Tech's size has increased substantially and its operations have expanded from one geographical area to three areas in three different states at opposite ends of the country. Additionally, if the PCL acquisition is consummated as contemplated, Nu-Tech's size will further increase and its operations will be further expanded. Nu-Tech's existing management has no experience in operating a company of such dimension and there can be no assurance management will be able to effectively operate the combined entities.

         NEED FOR ADDITIONAL FUNDS

         The Company anticipates it will need additional capital of at least $5,000,000 to consummate the PCL acquisition and an additional $3,000,000 for operation of MSI. In addition, the Company must obtain funds in the amount of $2,500,000 to repay the indebtedness incurred in connection with the MSI acquisition, which indebtedness is due and payable in full, on January 31, 1997. Additionally, the Company will require funding to finance the operation of ABC and Nu-Tech. The Company, in the future, will also need additional funds from loans and/or the sale of equity securities. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to the Company. In the event such funds are not available, the Company may be forced to curtail operations, or, in an extreme situation, cease operations.

         RISK FACTORS ASSOCIATED WITH MEDICAL LABORATORY BUSINESS

         As a result of Nu-Tech's recent acquisition of MSI, and in light of the Company's proposed acquisition of PCL, both of which are discussed elsewhere in this Prospectus, the Company is presently, and will continue to be after the consummation of the PCL acquisition, subject to numerous risks associated with the medical laboratory business. Investors in the Shares are urged to consider these risks in evaluating the Company and its new businesses.

         Competition

         Competition in the clinical laboratory industry is intense. Each of MSI and PCL competes with other independent clinical laboratories as well as laboratories located in physicians' offices and in hospitals. Several regional and national independent clinical laboratories are larger and have greater financial resources than either MSI or PCL. Each of MSI or PCL may encounter more intense and varying levels of competition from other independent clinical laboratory companies in the future. In addition, changes in the regulatory environment in which each of MSI and PCL operates could affect the basis for competition in the industry, and could thereby have a material adverse effect on each of MSI and PCL's results of operations. There is also competition in the industry for acquisition candidates, and there can be no assurance that such candidates will be available to Nu-Tech, MSI or PCL on favorable terms, or at all.

         The Stark Bill and Other Restrictions Referral

         Each of MSI and PCL are subject to certain self-referral prohibitions of Federal law, commonly known as the "Stark Bill." The Stark Bill, which became effective January 1, 1992, generally prohibits MSI and PCL from billing the Medicare program if the physician ordering the test (or an immediate family member of such physician, as defined by Stark Bill) has an ownership or investment interest in the Company, MSI or PCL or a compensation arrangement with the Company. Ownership interests would include ownership of shares of Common Stock purchased in the open market or otherwise. In the event that a significant number of either MSI or PCL's referring physicians who, in the aggregate, refer to either MSI or PCL a significant portion of their respective Medicare-billed testing were to acquire and maintain ownership or investment interests in either MSI or PCL, or enter into compensation agreements with either MSI or PCL, and in such case either Nu-Tech, MSI or PCL were to continue to perform testing services for such physicians comprising a significant portion of either Nu-Tech, MSI or PCL's Medicare-billed testing, then either MSI or PCL's inability to bill the Medicare program for tests ordered by such physicians would have a material adverse effect on their respective revenues. Each of MSI and PCL have internal procedures to identify referring physicians who are stockholders of either Nu-Tech, MSI or PCL by asking such physicians to indicate whether they own any securities of Nu-Tech, MSI or PCL on provided test requisition forms. There can be no assurance that physicians have complied or in the future will comply with these requests or accurately represent ownership of any Common Stock. The Stark Bill also requires MSI and PCL to comply with certain reporting requirements relating to physicians who have an ownership interest in the Company and physicians who order tests from, and have a compensation arrangement with, the Company. There can be no assurance that either the Company, MSI or PCL will be able to obtain adequate information concerning its physician stockholders to enable it fully to comply with these reporting obligations. Proposed regulations implementing the Stark Bill also would prohibit the Company, MSI and PCL from offering a physician price discounts for laboratory services as an inducement for obtaining Medicare referrals. Those regulations also would prohibit the purchase by the Company of a physician-owned laboratory unless, for a period of one year before the transaction and one year after the transaction, the physician had not had any other financial relationship with the Company, MSI or PCL. Violations of the Stark Bill could subject the Company to significant civil penalties or exclusion from the Medicare program.

         In August, 1993, Congress passed and the President signed the Omnibus Budget Reconciliation Act of 1993 ("OBRA '93"), which amended certain important provisions of the Stark Bill. OBRA '93 extended the prohibition on physician self-referrals to all Medicare- and Medicaid-billable clinical laboratory services, prohibiting the billing of such services to Medicare, Medicaid or any other State plan. Under the amendments, physician ownership of shares in a publicly traded corporation in which the average stockholder equity either at the end of the corporations' most recent fiscal year or an average over the prior three fiscal years exceeds $75 million will not be considered ownership or an investment interest subject to the prohibition. While this exception is not relevant to the ownership of shares in the Company at present, it may apply in the future.

         In July, 1993 the California Legislature passed, and the Governor signed, a comprehensive workers' compensation reform package. One of the statutes prohibits the referral by a physician of workers' compensation medical services to a clinical laboratory in which the physician or his or her family has a financial interest. The term "financial interest" is defined very broadly, covering many forms of direct or indirect payments, and includes interests which are created or transferred to avoid the prohibition. The legislation exempts referrals under the following circumstances: (1) when the physician's practice is in a rural area and there is no alternative site within a reasonable distance, (2) when the financial interest is a loan made on commercially reasonable terms and the terms are not affected by referrals or volume of services, (3) when the financial interest is a lease made on commercially reasonable terms and the terms are not affected by referrals or volume of services, (4) when the interest is ownership of securities in a public company for which distribution or transfers for value are not based on referrals and which has gross assets over $100 million (a condition which presently is not met by the Company), (5) when the physician is not compensated for the referral or a university employed physician refers to a university owned laboratory and (6) when the laboratory is owned by the physician's group practice or the referral is made by the physician's group practice to a multi-specialty clinic. The law also requires disclosure to the patient of any financial interest of the physician in the facility to which the referral is made. Violation of the law, which is a misdemeanor, could subject MSI or PCL to fines and disciplinary action, including license revocation.

         Prohibitions of Mark-up of Laboratory Services

         Clinical laboratories, physicians, hospitals and other health care providers in California are subject to Section 655.5 of the California Business and Professions Code. This statute prohibits those subject to the statute, including MSI and PCL, in billing patients or third-party payors, from marking up charges for any clinical laboratory services actually not rendered by the
provider. Approximately   % of the net revenue of PCL for fiscal year ended
December 31, 1995 was attributable to tests performed for PCL to its customers.
Less than   % of the net revenue for PCL for fiscal year ended December 31, 1995
was attributable to the marked-up portion of such charges. Approximately   % of
the net revenue of MSI for fiscal year ended December 31, 1995 was attributable
to tests performed for MSI to its customers. Less than   % of the net revenue
for MSI for fiscal year ended December 31, 1995 was attributable to the marked-up portion of such charges.

         Antikickback Laws

         The Medicare/Medicaid antikickback statute prohibits laboratories from paying remuneration as inducement for referrals of patients or specimens to them for testing and contains severe penalties for violating fees for services reimbursed by the Medicare or Medicaid (referred to in California as "MediCal") programs. Nu-

Tech, PCL and MSI believe that their existing business relationships do not violate this statute. Court decisions and an administrative decision suggest that any direct or indirect payment conferred upon one who refers Medicare or Medicaid patients by or on behalf of the referral recipient may violate the statute if any part of the purpose of such benefits is to provide an incentive for such referrals. In addition, a provider convicted of violating such laws would b excluded from participation in the Medicare and MediCal programs. The Office of Inspector General of the United States Department of Health and Human Services has issued "safe harbor" regulations, which identify certain payment practices which do not violate the antikickback statute. Although these regulations protect certain types of investment interests, they do not protect investments by physicians or hospitals in Nu-Tech, PCL or MSI or the purchase of clinical laboratories from persons in a position to refer business to the laboratory after the purchase occurs.

         California law also prohibits the receipt or acceptance by licensed physicians of various forms of consideration, including rebates, refunds, discounts or preferences as compensation or inducement for referring patients, clients or customers to any other person (including a clinical laboratory), irrespective of any ownership which the physician may have in the entity to which the referral is made or the source of payment of other services. Laboratories that violate the California antikickback laws may be subject to loss of licensure and substantial fines. In addition, a provider convicted of violating such laws would be excluded from participation in the Medicare and MediCal programs. Each of PCL and MSI believe that it satisfies the requirements of California law with respect to its relationship with its physician-owners.

         Medicare/MediCal Reimbursement

         Laboratories are required to bill Medicare or MediCal directly for services and supplies provided to patients under these programs and to accept Medicare or MediCal reimbursement as payment in full. In 1984, Congress established a reimbursement fee schedule for clinical laboratory testing performed for Medicare beneficiaries (excluding hospital in-patients). State Medicaid programs, including MediCal, are prohibited from paying more than the Medicare fee schedule stipulates for testing for Medicaid beneficiaries. When initially established, the Medicare fee schedules were set at 60% of prevailing local charges. Medicare reimbursement rates for clinical laboratory testing subsequently have been reduced several times pursuant to Congressional mandate. The reductions in Medicare reimbursement rates have been offset to some extent by increases in both the national cap and local fee schedules tied to the Consumer Price Index ("CPI"). Further decreases in such fee schedules, however, could have a material adverse effect on businesses and operations of PCL and MSI. Proposals that would reduce the amounts reimbursable to independent testing laboratories under the Medicare program are continuously under consideration by Congress and the Executive Branch.

         Capitation Risk

         Approximately ___% of the net revenue of PCL during its last fiscal year was derived from testing performed on behalf of members of HMOs. Approximately ___% of the net revenue of MSI during its last fiscal year was derived from testing performed on behalf of members of HMOs. Each of MSI and PCL is paid a fixed fee per month for each HMO member for whom it has agreed to perform clinical laboratory services, and therefore is at risk that the variable cost of providing such services will exceed the related revenues. To the extent that a greater percentage of either MSI's or PCL's business in the future is derived from capitated payments, this risk will be amplified and the revenues and operations of each may be materially affected.

         Management Information Systems

         MSI's and PCL's testing operations and the level of service provided by each of PCL and MSI to its clients are dependent upon the accurate and effective operation of their respective management information systems. Any difficulty associated with or failure of such systems even for a short period of time, or any inability to expand processing capacity or develop and maintain networking capability when needed, could have a material adverse effect upon MSI's and PCL's results of operations.

         Litigation and Liability Insurance Coverage

         Although no significant liability has been imposed to date, each of MSI, PCL and Nu-Tech could be subject to legal actions arising out of the performance of its testing services, which could entail significant costs and liabilities. There can be no assurance that Nu-Tech, MSI or PCL will not at some time in the future incur significant liability arising out of such actions or any other actions relating to past or future testing services. While each of Nu-Tech, MSI and PCL currently maintains liability insurance, there can be no assurance that such coverage is sufficient, that each of Nu-Tech, MSI and PCL will be able to maintain such coverage with appropriate policy limits at an acceptable cost or that each of Nu-Tech, MSI and PCL will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims.

         OTHER RISKS

         UNCERTAINTY OF MARKET ACCEPTANCE OF ANALYTICAL BIOSYSTEMS' FCA

         Since 1986, ABC has performed over 4,100 assays on solid mass tumors collected from over 250 different institutions and physicians. To date, however, ABC has attempted only limited marketing of the FCA. Demand for and market acceptance of the FCA is subject to a high degree of uncertainty, and there can be no assurance that the FCA will ever achieve a sufficient level of market acceptance to enable ABC to become profitable. The commercial success of ABC is materially dependent upon its ability to educate the medical community generally, and oncologists, surgeons, hospitals and HMOs in particular, of the benefits and applications of ABC's assay, and to distinguish ABC's technology from existing technology in the field and assays marketed by others. The process of educating the physician regarding the use and benefits of a new technology such as the FCA is, in the Company's opinion, difficult. No assurance can be given that ABC will be able to successfully recruit experienced sales personnel or successfully implement its proposed sales and marketing programs. In addition, as part of ABC's research and development and to enhance the ability of ABC to proceed with its intended sales and marketing of the FCA, ABC is seeking to develop new protocols to conduct new randomized prospective clinical trials. While the clinical trials which the Company anticipates conducting are not required as a condition to use or market the FCA, the Company believes that the results will have a material effect upon the acceptance of the Company's assay and the ultimate success of the Company's business, in that such results would, if they demonstrate the efficacy of the FCA, be an added sales and marketing tool. There is no assurance as to the results of such anticipated non-mandatory clinical trials or the time over which such trials will be completed.

         DEPENDENCE ON REIMBURSEMENT BY THIRD PARTY PAYORS

         The success of ABC in being able to market its FCA, in addition to educating potential users, will be dependent upon its ability to obtain routine reimbursement approval from third party payors. Additionally, the businesses of both MSI and PCL are dependent upon reimbursement for services. Reimbursement for diagnostic tests is typically determined by reference to whether such tests are generally accepted as standard medical practice by each third party payor, how the charges for such tests compare to charges for established tests for similar indications, and whether the charges are within the range of usual and customary services. Such determinations are independently made by each third party payor. Third party payors also consider whether a test will further the general objective of health care cost containment and enhance the potential for the reduction of treatment costs. ABC has recently received an expanded license from the State of Rhode Island which allow ABC to utilize existing CPT codes for portions of its laboratory services and which ABC anticipates will enable ABC to obtain reimbursement for certain of its services. There can be no assurance that ABC will be able to maintain reimbursement approval on a routine basis from enough additional third party payors so as to have a significant impact on the marketing of the FCA. In the absence of third party reimbursement, the Company will be dependent upon direct patient payment. Such dependence may affect the amount and collectability of receivables of ABC.

         CERTAIN PATENT AND TECHNOLOGY CONSIDERATIONS

         Prior to the acquisition of Prompt Medical and MSI, the Company's primary business was the FCA being marketed through Analytical Biosystems. ABC is the owner of three patents granted by the United States Patent Office relating to the FCA and its integral technology, as well as foreign patents which are founded upon its United States patents. The Company views ABC's patents as being material to ABC's business, its future success, and its ability to compete. The three United States patents were originally issued in 1985, 1988 and 1990, and the protection afforded the Company by virtue of such patents will expire in the years 2002, 2005 and 2007, respectively. On and after the respective dates of the expiration of the Company's patents, the Company's patented technology may become generally available to the marketplace.

         ABC's success will depend in part on its ability to defend its patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. In addition, there can be no assurance that any patents issued to ABC will not be challenged, invalidated or circumvented, or that the rights granted thereunder will afford ABC protection from competitive products or processes. Furthermore, there can be no assurance that ABC or the Company will have the financial or other resources necessary to enforce or to defend a patent infringement or proprietary rights violation action. Neither ABC nor Nu-Tech is aware of any objection or challenge to its patents or of any asserted claim of patent infringement.

         The Company also relies on certain proprietary trade secrets and know-how, which are not patentable, and on certain ancillary technologies which are not patentable or proprietary and are therefore available to the Company's competitors. Although the Company has taken steps to protect its unpatented trade secrets and know-how, there can be no assurance that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

         The ability of ABC to obtain patents and similar rights and the nature, extent and enforceability of the intellectual property rights that may be obtained as a result of ABC's research efforts involve complex legal and factual concerns. Discoveries made or developed by the Company may not qualify for patents or if qualified, may be subject to challenge or to protracted proceedings. In addition, other public or private concerns, including universities, may hold or have filed patent applications and have been issued patents on inventions or otherwise possess proprietary rights to technology which may be necessary to commercially implement the Company's inventions. The extent to which the Company may be required to license other patents or proprietary rights, and the cost and availability of such licenses, are presently unknown. There can be no assurances that others may not independently develop similar technology or otherwise obtain access to the Company's know-how.

         HEALTH CARE REFORM

         The Clinton Administration and various Congressional and private parties have proposed various plans to continue the reform of health care. Numerous alternatives are under consideration, including mandated basic health care benefits, controls on health care spending, price controls, the creation of large insurance purchasing groups and fundamental changes in the health care delivery system. In addition, several states have passed and implemented, or are considering, various health care reform proposals. The various proposals and plans may affect the businesses and operations of each of Nu-Tech, MSI, NTBM and ABC, as well as PCL. Although ABC believes its FCA to be cost-effective in overall chemotherapy treatment, changes in the level of support by federal and state governments of health care services, the methods by which such services may be delivered and the prices for such services may all have a materially adverse impact on the Company's ability to achieve and sustain a profit. Health care reform could also reduce the profitability of certain medical institutions and, in turn, adversely impact the fees Nu-Tech, MSI, PCL, NTBM and ABC are able to charge for their services. The Company cannot predict which, if any, health care reform plan might be adopted or, if adopted, the effect on these businesses.

         COMPETITION AND TECHNOLOGICAL CHANGES

         At the present time, there are several companies which commercially market chemoresistant assays in addition to general oncology related laboratory services. The Company believes that it is the only company currently marketing a patented chemosensitivity assay in the United States. ABC believes that it competes based upon its patented technology, the high evaluability rate (i.e., the ability to successfully test the tumor) for most types of human solid tumors, and the positive and negative predictive accuracy of ABC's FCA assay. There can be no assurance that ABC's competitors will not succeed in developing technologies and services that are more accurate and effective than ABC's FCA or any other assay which may be developed by ABC or that would render the Company's technology and services obsolete or noncompetitive. In addition, in the event of the future development and approval of chemotherapeutic drugs which are not capable of being assayed by the FCA and such drugs become commonly used, such event may materially affect the ability of Analytical Biosystems to market the FCA.

         In addition, there are many public and private companies, including several well-known pharmaceutical companies and specialized biotechnology companies, universities and research centers, engaged in developing therapeutic and diagnostic products for the treatment of cancer. Many of ABC's competitors have substantially greater financial and technological resources than the Company or Analytical Biosystems, and have significantly greater experience in sales and marketing and research and development. Such companies may be more successful in developing alternate methods to predict the effectiveness or non-effectiveness of chemotherapeutic drugs on an individual cancer patient.

         LIMITED FACILITIES FOR FCA SERVICES

         ABC currently has limited laboratory facilities at which to perform its FCA services. Since 1986, the Company has performed over 4,100 assays and currently is performing approximately 20 assays per month. The Company believes that ABC's present facilities are adequate to allow ABC to perform up to approximately 900 assays per month. No assurance may be given that the Company will have adequate or sufficient cash resources to fund necessary expansion of facilities and equipment to fully accommodate its future needs, or that additional capital for such purposes will be available to it. Such circumstances would have an adverse effect upon the ABC's ability to maximize its business potential. Although as a result of the MSI acquisition and proposed PCL acquisition the Company has and will have additional laboratory facilities at its disposal, there can be no assurance that the operations of ABC will be positively augmented by or assumed by these new facilities.

         PLEDGE OF PRINCIPAL ASSETS TO SECURE EXISTING LOANS
         FROM THE STATE OF RHODE ISLAND

         In connection with a series of loans obtained during 1993 and 1994 by the Company from the State of Rhode Island Economic Development Small Business Loan Fund Corporation ("SBLFC") in the principal aggregate amount of $791,000, the Company executed two patent security agreements granting the SBLFC a security interest in ABC's patents to secure $541,000 of the $791,000 of SBLFC loans (the principal balance of which, as of September 30, 1996, was approximately $370,000). All of the SBLFC loans, including those which are subject to the patent security interest, are further secured by a security interest in the Company's accounts receivable, inventory and equipment. Each of these loans is for a term of five years from its respective loan date, bear interest at the rate of 5.4% and, as to each loan, after the first year is amortized monthly as to principal and interest. The aggregate amount of monthly loan repayments are approximately $18,000 per month for the remainder of the loan terms. In the event that the Company, for whatever reason, is unable to continue to meet its loan repayment obligations, its assets will be subject to the rights of the SBLFC as a secured party. Further, until the SBLFC loans are repaid, it is unlikely that the Company or ABC will be able to obtain additional secured financing.

         GOVERNMENTAL REGULATION

         The Company is subject to regulation by the Health Care Financing Administration ("HCFA"), a division of the United States Department of Health and Human Services, under the Clinical Laboratories Improvement Act of 1988 ("CLIA"). These regulations mandate that all clinical laboratories be certified to perform testing on human specimens and provide specific conditions for certification. These regulations also contain guidelines for the qualification, responsibilities, training, working conditions and oversight of clinical laboratory employees. In addition, specific standards are imposed for each type of test which is performed in a laboratory. CLIA and the regulations promulgated thereunder are enforced through continuous quality inspections of test methods, equipment, instrumentation, materials and supplies on a biennial and "spot" basis. Any change in CLIA or these regulations or in the interpretation thereof could have a materially adverse effect on the Company's business, prospects, financial condition or results of operations. To its knowledge, the Company is in compliance with the currently applicable regulations of HCFA. At the present time, the United States Food and Drug Administration ("FDA") does not regulate the FCA. In addition, the extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted.

         DEPENDENCE UPON KEY PERSONNEL

         The Company is dependent upon the executive abilities of its Chairman,
J. Marvin Feigenbaum, to implement its present and anticipated future plans and programs. Mr. Feigenbaum has no background or training as a scientist, nor is Mr. Feigenbaum a physician. The Company has entered into an employment agreement with Mr. Feigenbaum for a term ending November 30, 1997, and has obtained, for its benefit, a policy of key man life insurance on the life of Mr. Feigenbaum in the amount of $1,000,000. The loss of Mr. Feigenbaum's services may have a materially adverse effect on the business or prospects of the Company. Additionally, as a result of the recent acquisitions of Prompt Medical and MSI, as well as the pending acquisition of PCL, current management, especially Mr. Feigenbaum, has been unable to devote full-time to operating ABC and the marketing of the FCA. The Company will be required to hire additional management or retain existing management at MSI and PCL in order to operate such businesses. In light of the financial difficulties of both MSI and PCL, culminating in their bankruptcy filings, it may be difficult for the Company, MSI or PCL to attract qualified personnel to these businesses. There can be no assurance that the Company will be successful in retaining current management or hiring qualified persons to operate these businesses.

         PROFESSIONAL AND PRODUCT LIABILITY

         As a clinical laboratory performing assay services and other medical laboratory services, the Company may be subject to professional and/or product claims. While no claims have been asserted against or instituted to date arising out of the performance by the Company of any assay, any such actions in the future may subject the Company to liability for damages and significant costs associated with the defense of such action or claim. ABC presently maintains professional liability insurance in the amount of $1,000,000 per claim and $3,000,000 aggregate as well as product liability insurance in the amount of $2,000,000 per occurrence and $4,000,000 aggregate. In addition, both MSI and PCL maintain professional liability insurance in the amount of $1,000,000 per claim and $3,000,000 aggregate, and product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 aggregate. There can be no assurance, however, that this coverage will be adequate to protect the Company, ABC, AMSI or PCL against future claims or that insurance will be available to the Company, MSI or PCL in the future on acceptable terms, if at all, or that a liability or other claim would not materially and adversely affect the business, prospects, financial condition or results of operations of the Company, ABC, MSI or PCL. The Company intends, however, if feasible, to increase the amounts of such insurance coverage to such greater amount as management, in its discretion, may determine having due regard to the cost of such insurance coverage.

         CLASSIFIED BOARD OF DIRECTORS

         On November 14, 1994, at a Special Meeting of Stockholders in Lieu of Annual Meeting, the Company's stockholders authorized and approved an amendment to the Company's Certificate of Incorporation to provide for a classified Board of Directors consisting of three classes or directors with terms which currently expire at the 1997, 1998 and 1999 Annual Meeting of Stockholders. Any further amendment to the Company's Certificate of Incorporation affecting the classified Board may only be adopted upon the affirmative vote of not less than 75% of the issued and outstanding shares entitled to vote thereon.


         NO DIVIDENDS AND NONE ANTICIPATED

         Nu-Tech has never declared nor paid a dividend on any shares of its capital stock and the Board of Directors intends to continue this policy for the foreseeable future.

         SHARES ELIGIBLE FOR RESALE

         The Company currently has 2,089,528 shares of Common Stock issued and
outstanding, of which           shares may be deemed "restricted securities" as
that term is defined under the Securities Act of 1933, as amended. Such restricted securities may be sold in the future only pursuant to registration under the Act or an exemption therefrom, including Rule 144 promulgated thereunder.

         Upon the effectiveness of the registration statement of which this Prospectus forms a part, all 1,650,943 Shares offered hereby shall be eligible for immediate sale in the public market. This represents an increase of approximately 79% in the total issued and outstanding shares of Common Stock of the Company. Sales of the Shares offered hereby could adversely affect the market price of the Company's Common Stock.

         Additionally, the Company has simultaneously herewith (or anticipates filing shortly) filed with the Securities Exchange Commission registration statements to register for sale an additional 2,789,431 shares of Common Stock of the Company. Sales of such additional shares will have an adverse effect upon the price of the Company's Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares of Common Stock offered hereby.

                          SELLING SECURITY HOLDERS AND
                   TRANSACTIONS WITH SELLING SECURITY HOLDERS


                                                                                                     PERCENTAGE
                                        SHARES                                     SHARES            OF SHARES
                                      BENEFICIALLY                                  OWNED              OWNED
                                      OWNED PRIOR                                   AFTER              AFTER
NAME OF                               TO OFFERING             SHARES              OFFERING           OFFERING
SECURITY HOLDER                           (1)                 OFFERED                (2)                (2)
Buchanan Fund, Ltd.                       29,481               29,481                    0                 0

Buchanan Partners Ltd.                    29,481               29,481                    0                 0

Mifal Klita                              117,924              117,924                    0                 0

Vermont Organization for
 Jewish Education                         58,962               58,962                    0                 0

Milton Partners                          117,924              117,924                    0                 0

Citra Trading                             35,377               35,377                    0                 0

Yisroel Goldstein                         14,150               14,150                    0                 0

Champion Partners                         25,943               25,943                    0                 0

Israel Daniel Levy                       117,924              117,924                    0                 0

Agudath Shalom Banaich                    18,867               18,867                    0                 0

Avraham Cohen                             23,584               23,584                    0                 0

Bishop Merchant Group, Ltd.              235,849              235,849                    0                 0

BMD Partners                              11,792               11,792                    0                 0

Albert Yanni                              35,377               35,377                    0                 0

Futures Brokerage, Inc.                   17,688               17,688                    0                 0

Blumfield Investment Inc.                 35,377               35,377                    0                 0

Fanny Brach                               70,754               70,754                    0                 0

Wayne Invest & Trade, Inc.                35,377               35,377                    0                 0

UFH Endowment Ltd.                         8,844                8,844                    0                 0

United International Ins. Co.              2,948                2,948                    0                 0

Nachum Stein                               8,844                8,844                    0                 0

Kentucky National Ins. Co.


Rutgers Casualty Ins. Co.        8,844                  8,844                        0                     0

F&N Associates                   5,896                  5,896                        0                     0

Eli Itzinger                    23,584                 23,584                        0                     0

Melvin Feigenbaum               11,792                 11,792                        0                     0

Kenneth Orr (4)                 41,273                 41,273                        0                     0

Stewart J. Kahn                 11,792                 11,792                        0                     0

M. Klos Weinberger              11,792                 11,792                        0                     0

Shalom Steinberg                22,405                 22,405                        0                     0

Refco Capital Markets, Inc.    117,924                117,924                        0                     0

Red Rock Management Corp.       35,377                 35,377                        0                     0


Granat                          70,754                 70,754                        0                     0


Gorra                           58,962                 58,962                        0                     0


Barras                          58,962                 58,962                        0                     0


J&B Associates
Profit Sharing Plan & Trust     35,377                 35,377                        0                     0


Maslo Fund, Ltd.                54,245                 54,245                        0                     0

------------------------------
(1) Assumes a conversion price of $8.48 per share for each Share of Series A Preferred Stock.

(2) Does not include (i) 350,000 shares of Common Stock reserved for issuance under the Company's 1994 Incentive Stock Option Plan, of which 131,100 shares have been reserved for currently outstanding options and 218,900 shares are available for future issuances, (ii) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 60,545 shares have been issued and 139,455 shares are reserved for future issuances,
         (iii) 13,715 shares reserved for currently outstanding options and under the Company's 1992 Incentive Stock Option Plan which has been terminated; (iv) any shares of Common Stock to be issued under the MSI Plan and (v) 1,487,845 shares reserved for issuance in connection with other options and warrants.

(3) Assumes the conversion of all of the shares of Series A Preferred Stock at a conversion price of $8.48 (the average closing bid price of the Common Stock on the Nasdaq SmallCap Market on December 9, 1996 less 25%) into 1,650,943 shares of Common Stock. Does not include (i) 350,000 shares of Common Stock reserved for issuance under the Company's 1994 Incentive Stock Option Plan, of which 131,100 shares have been reserved for currently outstanding options and 218,900 shares are available for future issuances, and (ii) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Executive Director Stock Option Plan of which options to purchase 60,545 shares have been issued and 139,455 shares are reserved for future issuances, (iii) 13,715 shares reserved for currently outstanding options and under the Company's 1992 Incentive Stock Option Plan which has been terminated; (iv) any shares of Common Stock to be issued under the MSI Plan and (v) 1,487,845 shares reserved for issuance in connection with other options and warrants.


(4) Mr. Orr is a principal of First Cambridge Securities Corp., a registered NASD broker - dealer and which may, from time to time, be a "market maker" in the Company's Common Stock. First Cambridge acted as placement agent in connection with the Company's private placement in April 1996.

                            DESCRIPTION OF SECURITIES

         THE COMPANY'S AUTHORIZED CAPITALIZATION CONSISTS OF 12,000,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE AND 1,000,000 SHARES OF PREFERRED STOCK, PAR VALUE $.01 PER SHARE, WHICH MAY BE ISSUED IN ONE OR MORE SERIES. AS OF THE DATE HEREOF, THERE WERE 2,089,528 SHARES OF COMMON STOCK OUTSTANDING AND 14,000 SHARES OF SERIES A PREFERRED STOCK OUTSTANDING. NO OTHER SHARES OR CLASSES OF PREFERRED STOCK HAVE BEEN AUTHORIZED OR ISSUED. THE FOLLOWING SUMMARY DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE COMPANY'S ARTICLES OF INCORPORATION.

COMMON STOCK

         Each share of Common Stock entitles its holder to one non-cumulative vote per share and, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after the satisfaction of the liquidation preference of the Preferred Stockholders.

         Shareholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

PREFERRED STOCK

         General. The Preferred Stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of the Preferred Stock will have such voting powers (including, if determined by the Board of Directors, no voting rights), preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of Preferred Stock.

         Because the terms of each series of Preferred Stock may be fixed by the Company's Board of Directors without shareholder action, the Preferred Stock could be issued with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

         The Company filed a Certificate of Designation (the "Certificate of Designation") on October 23, 1996 which was subsequently amended on November 20, 1996 with the Secretary of State of Delaware designating 14,000 shares of Preferred Stock as "Series A Convertible Preferred Stock." The following is a summary of the rights, preferences and privileges of the Series A Preferred Stock.

         Dividends. Holders of shares of the Series A Stock are not be entitled to receive dividends in cash or otherwise.

         Liquidation Rights. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation price of $1,000 per share before any payment or distribution is made to the holders of the Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock. The holders of the shares of the Series A Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of the Company's stock hereafter issued which ranks senior as to the liquidation rights to the Series A Preferred Stock ("senior liquidation stock") has been paid in full. There is no prohibition upon the Company's creation of senior liquidation stock. See "Voting Rights." The holders of Series A Preferred Stock and all series or classes of the Company's stock hereafter issued which rank on a parity as to liquidation rights with the Series A Preferred Stock ("parity liquidation stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Series A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

         Voting Rights. The holders of the Series A Preferred Stock will be not entitled to voting rights except as required by Delaware Corporate Law.

         Redemption. The Series A Preferred Stock is not redeemable by the Company at any time.

         Conversion Rights. Commencing on the 45th day following the closing of the Offering Period, and on the 75th and 105th days following the closing of the Offering Period, on each such date one-third of the Shares sold in the Offering will be convertible into Common Stock, at the option of the holder. The Shares will be convertible into such number of shares of Common Stock (the "Conversion Shares") as shall equal $1,000 divided by a Conversion Rate equal to the lesser of (i) 75% of the average closing price of the Common Stock on the Nasdaq SmallCap Market for the 5 trading days immediately preceding the date of the holder's notice of conversion or (ii) $17.50, subject to adjustment as described below. No fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price, determined as provided in the Certificate of Designation, of the Common Stock will be paid.

         The conversion rate of the Series A Preferred Stock is subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, combinations and subdivisions of the Common Stock, certain reclassifications of the Common Stock, and certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of the Company's capital stock. No adjustment in the conversion rate is required unless it would result in at least a 1% increase or decrease in the conversion rate; however any adjustment not made is carried forward. No adjustment need be made in the conversion rate in any of the foregoing cases if the holders of the Series A Preferred Stock participate in the distribution or transaction on a basis and with notice that the Board of Directors determines to be fair to the holders of the Series A Stock.

         In case of any consolidation or merger of the Company with any other corporation (other than a wholly-owned subsidiary), or in case of sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provision so that the holder of each share of Series A Preferred Stock then outstanding will have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange.

         Mandatory Conversion. In the event that less than all of the Shares of Series A Preferred Stock are not converted prior to the date which is 270 days from the closing of the Offering Period, then the Company has the right, upon 30 days prior notice to cause all remaining outstanding Shares of Series A Preferred Stock to be mandatorily converted into Common Stock at the then applicable conversion rate.

         Registration Rights and Adjustment. Under the terms of the Series A Preferred Stock, and a registration rights agreement entered into among the Company and the holders of the Series A Preferred Stock, the Company agreed that it would use its best efforts to file with, and have declared effective by, the Commission a registration statement with respect to the shares of Common Stock underlying the Series A Preferred Stock within 120 days of receipt of a demand notice from the holders of the Series A Preferred Stock. This Prospectus forms a part of the registration statement filed by the Company in response to the demand notice received by the Company. Under the terms of the Series A Preferred Stock, in the event the registration statement is not declared effective within such 120 day period, the then applicable conversion price would be reduced by 10%. In addition, for each 30 day period beyond the 120 period that the registration statement is not declared effective, the then applicable conversion price is subject to further reduction of 2%, up to an aggregate of 12%.

         No Sinking Fund. The Company is not required to provide for the retirement or redemption of the Series A Preferred Stock through the operation of a sinking fund.

         Other Provisions. The shares of Series A Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable. The holders of the shares of the Series A Stock have no pre-emptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

TRANSFER AGENT

         The transfer agent for the Company's Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10004. The Company acts as its own transfer agent for the Series A Preferred Stock.


                              PLAN OF DISTRIBUTION

         The Shares of Common Stock underlying the Series A Preferred Stock issuable to Selling Security Holders upon exercise thereof, may be offered and sold from time to time by the Selling Stockholders as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

         Mr. Kenneth Orr, a principal of First Cambridge Securities Corp., is a Selling Security Holder. First Cambridge is a registered broker dealer and a market maker in the Common Stock of the Company. Under certain circumstances Rule 10b.6 promulgated under the Securities Exchange Act of 1934 may be preclude First Cambridge from making a market in any of the Company's Securities for up to nine business days prior to the sale of the Shares by Mr. Orr pursuant to this Prospectus and continuing until he has completed the distribution of his Shares. The cessation of market making activities by First Cambridge during the distribution of the Shares hereby may have a material adverse effect on the market, including price, for the Common Stock.

                             REPORTS TO SHAREHOLDERS

         The Company distributes annual reports to its stockholders, including consolidated financial statements examined and reported on by independent auditors, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of the Company's operations.

                                  LEGAL MATTERS

         The legality of the offering of the Shares will be passed upon for the Company by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York l00l7.

                                     EXPERTS

         The financial statements of Prompt Medical Billing, Inc. For the period from March 1, 1994 (date of inception) to December 31, 1994 and for the year ended December 31, 1995 appearing in Nu-Tech Bio-Med's Report on Form 8-K/A filed November 14, 1996 have been audited by McClain & Company LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Nu-Tech Bio-Med, Inc. appearing in Nu-Tech Bio-Med's Annual Report (Form 10-KSB) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed a Registration Statement under the Act with the Securities and Exchange Commission (the "Commission"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.

                                                                      Amount

Securities and Exchange Commission
 Registration Fee..................................................  $  5,659
Printing and Engraving Expenses....................................  $  2,000
Accounting Fees and Expenses.......................................  $ 15,000
Legal Fees and Expenses............................................  $ 20,000
Blue Sky Fees and Expenses.........................................  $    500
Transfer Agent and Registrar Fees..................................  $  1,000
Miscellaneous Fees and Expenses....................................  $    500
                                                                      =======
                                    Total..........................  $ 44,659



ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         The By-Laws of the Company provide for indemnification of officers and directors of the Company to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Company, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

         In accordance with Delaware law, the Company's Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for (i) breaches of a director's fiduciary duty of loyalty to the Company or to its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and
(iii) any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the Company nor its stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

         The Company has entered into Indemnification Agreements with each of its directors and officers (the "Indemnitees") pursuant to which it has agreed to provide for indemnification, to the fullest extent permitted by law and the Company's By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement arising out of any claim in connection with any event, occurrence or circumstance related to such individual serving as a director or officer of the Company. Such indemnification includes the advance of expenses to the Indemnitees (including the payment of funds in trust therefor under certain circumstances) and is subject to there not having been determined that the Indemnitee would not be permitted to be indemnified under applicable law. The rights of indemnification are in addition to any other rights which the Indemnitees may have under the Company's Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or otherwise.

ITEM 16.  EXHIBITS

         The following exhibits, designated by an asterisk (*), have been previously filed with the Commission and, pursuant to 17 C.F.R. Section 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. The following exhibits designated by a double asterisk (**) will be filed by amendment. All other exhibits are filed herewith.

                                  EXHIBIT INDEX


         The exhibits designated with an asterisk (*) have previously been filed with the Commission and, pursuant to 17 C.F.R. Secs. 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.

         Exhibit
           No.                              Description

         2.1* Asset Purchase Agreement dated September 13, 1996, among Nu-Tech Bio-Med, Inc., NTBM Billing Services, Inc., Prompt Medical Services, Inc., Judith Prussin and Jeffrey Prussin (filed without exhibits or schedules)[filed as Exhibit 2.1 to Report on Form 8-K filed dated September 31, 1996].

         2.2* Order Confirming Medical Science Institute's First Amended Plan of Reorganization dated November 18, 1996 (US Central District of California Case No. LA 95-37790 TD) together with First Amended Disclosure Statement and Plan of Reorganization for Medical Science Institute [filed as Exhibit 2.2 to Report on Form 8-K filed with the Commission on December 3, 1996].

         2.3 Disclosure Statement of Physicians Clinical Laboratory as filed with the U.S. Bankruptcy Court (Central District of California Case No. SV96-23185-GM).

         2.4 Joint Plan of Reorganization of Physicians Clinical Laboratory as filed with the U.S. Bankruptcy Court (Central District of California Case No. SV96-23185-GM).


         3.1* Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 16, 1994 [Exhibit 3.1.5 to Amendment No. 1 to Registration Statement on Form SB-2, File No. 33-84622]

         3.2* Amended and Restated By-Laws effective November 16, 1994 [Exhibit 3.2.2 to Registration Statement on Form SB-2, File No. 33-84622]

         3.3* Amended Certificate of Designations, Preferences and Rights and Number of Shares of Series A Preferred Stock as filed with the Secretary of State of Delaware on October 23, 1996 [filed as Exhibit 3.3 to Report on Form 10QSB for the fiscal quarter ended September 30, 1996].

         3.4 Certificate of Amendment of Amended Certificate of Designations, Preferences and Rights and Number of Shares of Series A Convertible Preferred Stock as filed with the Secretary of State of Delaware on November 20, 1996.

         4.1* Form of Common Stock Certificate [Exhibit 4.1 to Registration Statement on Form SB-2, File No. 33-84622]

         4.2* Form of Warrant and Warrant Agreement relating to Warrants to purchase an aggregate of 114,286 shares of Common Stock issued to certain individuals on August 9, 1994 in connection with a Bridge Financing [Exhibit 4.2 to Registration Statement on Form SB-2, File No. 33-84622]

         4.3* Form of and Warrant Agreement issued to Starr Securities, Inc. and Stein, Shore Securities, Inc. [Exhibit 4.4 to Registration Statement on Form SB-2, File No. 33-84622]

         4.4* Form of Registration Rights Agreement dated August 9, 1994 between the Registrant and certain individuals in connection with completed Bridge Financing [Exhibit 4.5 to Registration Statement on Form SB-2, File No. 33-84622]

         5.1** Opinion of Goldstein & DiGioia, LLP including consent re: legality of shares.

         10.1* Amended and Restated Employment Agreement with J. Marvin Feigenbaum [Exhibit 10.2 to Registration Statement on Form SB-2, File No. 33-84622]

         10.2* Employment Agreement with Dr. Kenneth E. Blackman as of July 1, 1994 [Exhibit 10.3 to Registration Statement on Form SB-2, File No. 33-84622]

         10.3* Patent No. 4,559,299 dated December 17, 1985 [Exhibit 10.4 to Registration Statement on Form SB-2, File No. 33-84622]

         10.4* Patent No. 4,734,372 dated March 29, 1988 [Exhibit 10.5 to Registration Statement on Form SB-2, File No. 33-84622]

         10.5*    Patent No. 4,937,298 dated June 26, 1990 [Exhibit 10.6 to
                  Registration Statement on Form SB-2, File No. 33-84622]

         10.6* Assignment of Patent No. 4,559,299, recorded on March 29, 1993, by Brown University Research Foundation, in favor of Analytical Biosystems Corporation [Exhibit 10.7 to Registration Statement on Form SB-2, File No. 33-84622]

         10.7* Assignment of Patent No. 4,734,372, recorded on March 29, 1993, by Brown University Research Foundation, Inc., in favor of Analytical Biosystems Corporation [Exhibit 10.8 to Registration Statement on Form SB-2, File No. 33-84622]

         10.8* Assignment of Patent No. 4,937,187, recorded on March 29, 1993, by Brown University Research Foundation, Inc. in favor of Analytical Biosystems Corporation [Exhibit 10.9 to Registration Statement on Form SB-2, File No. 33-84622]

         10.9* Consulting Agreement with Starr Securities, Inc. [Exhibit 10. 10 to Amendment No. 1 to Registration Statement on Form SB-2, File No. 33-84622]

         10.10* Funding Agreement dated December 14, 1990 between Rhode Island Partnership for Science and Technology and Analytical Biosystems Corporation [Exhibit 10.11 to Registration Statement on From SB-2, File No. 33-84622]

         10.11* Loan Agreement dated February 11, 1993 between State of Rhode Island Economic Development Small Business Loan Fund Corporation ("SBLFC") and Analytical Biosystems Corporation in the amount of $150,000 [Exhibit 10.(iii) to Report on Form 10-KSB for the fiscal year ended December 31, 1992]

         10.12* Loan Agreement dated February 25, 1993 between SBLFC and Analytical Biosystems Corporation in the amount of $100,000 [Exhibit 10(iii) to Report on Form 10-KSB for the fiscal year ended December 31, 1992]

         10.13* Loan Agreement dated April 19, 1993 between SBLFC and Analytical Biosystems Corporation in the amount of $250,000 [Exhibit 10(i)(a) to Report on Form 8-K dated April 30, 1993]

         10.14* Loan Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems Corporation in the amount of $166,666 [Exhibit 10(iii)(d) to Report on Form 10-KSB for the fiscal year ended December 31, 1993]

         10.15* Loan Agreement dated February 17, 1994 between SBLFC and Analytical Biosystems Corporation in the amount of $125,000 [Exhibit 10(iii)(e) to Report on Form 10-KSB for the fiscal year ended December 31, 1993]

         10.16* Security Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems Corporation [Exhibit
                           10.17 to Registration Statement on From SB-2, File No. 33-84622]

         10.17* Patent Security Agreement dated April 19, 1993 between SBLFC and Analytical Biosystems Corporation [Exhibit 10.18 to Registration Statement on From SB-2, File No. 33-84622]

         10.18* Patent Security Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems Corporation [Exhibit 10.19 to Registration Statement on From SB-2, File No. 33-84622]

         10.19* Form of Indemnification Agreements between Registrant and Registrant's Directors and Officers [Exhibit
                           10.20 to Registration Statement on From SB-2, File No. 33-84622]

         10.20* Lease Agreement as of November 1, 1994 for facility located at 55 Access Road, Warwick, Rhode Island 02886 [Exhibit 10.21 to Amendment No. 1 to Registration Statement on From SB-2, File No. 33-84622]

         10.21* Consulting Agreement and Warrant with Dr. Elliot Fishkin [Exhibit 10.22 to Amendment No. 1 to Registration Statement on From SB-2, File No. 33-84622]

         10.22* Redacted copy of Clinical Trials Agreement dated August 14, 1995 between Analytical Biosystems Corporation and research institution and certain individuals [Exhibit 10.1 to Report on Form 8-K dated August 11, 1995]

         10.23* Agreement dated April 10, 1995 between Analytical Biosystems Corporation and Loats Associates [Exhibit
                           10.1 to Report on Form 8-K dated April 20, 1995].

         10.24 Form of Registration Rights Agreement entered into among the Company and the holders of the Company's Series A Preferred Stock entered into on December 2, 1996.

         10.25 Form of Registration Rights Agreement entered into among the Company and certain holders of the Company's Common Stock entered into on April 12, 1996 in connection with private placement offering completed on April 12, 1996.

         10.26 Form of Agreement dated November 7, 1996 among the Company, Oaktree Capital Management LLC, and certain other parties.

         10.27             Secured Promissory Note of Nu-Tech Bio-Med, Inc.
                           Dated December 2, 1996 in the principal amount of $2,500,000.

         10.28 Security Agreement dated as of December 2, 1996 by Nu-Tech Bio-Med, Inc. And Oaktree Capital Management LLC.

         21                Subsidiaries of Registrant

         23.1 Consent of Ernst & Young LLP, independent auditors of Nu-Tech Bio-Med, Inc.

         23.2 Consent of McClain & Company LLP, independent auditors of Prompt Medical Billing Services, Inc.

         23.3              Consent of Goldstein & DiGioia, LLP contained in
                           Exhibit 5.1 hereto.

         99.1* 1992 Stock Option Plan [Exhibit 28 to Report on Form 10-Q for the quarter ended March 31, 1992]

         99.2* 1994 Incentive Stock Option [Exhibit 99.2 to Registration Statement on From SB-2, File No. 33-84622]

         99.3* Non Employee Director Stock Option Plan [Exhibit 99.3 to Registration Statement on From SB-2, File No. 33-84622]

         99.4* Amended and Restated Non-Employee Director Stock Option Plan [filed as Exhibit to the Company's Proxy Statement for the Annual meeting held August 27, 1996].

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

                           (ii) For the purpose of determining any liability
under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the ____ day of December, 1996.

                                          NU-TECH BIO-MED, INC.


December 13, 1996                         By: /s/ J. Marvin Feigenbaum
                                              ----------------------------------
                                              J. Marvin Feigenbaum
                                              Chairman of the Board, President
                                              and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints J. Marvin Feigenbaum, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file and same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature               Capacity                        Date


/s/ Edmond E. Charrette          Director                     December 13, 1996
-------------------------
Edmond E. Charrette, M.D.

/s/ Robert B. Fagenson           Director                     December 13, 1996
-------------------------
Robert B. Fagenson

/s/ J. Marvin Feigenbaum         Chairman of the Board,       December 13, 1996
-------------------------        President Chief Executive
J. Marvin Feigenbaum             Officer

/s/ Leonard Green               Director                      December 13, 1996
-------------------------
Leonard Green

/s/ David A. Sterling           Secretary, Director           December 13, 1996
-------------------------
David A. Sterling

/s/ Chriss W. Street            Director                      December 13, 1996
-------------------------
Chriss W. Street

                                  EXHIBIT INDEX


         The exhibits designated with an asterisk (*) have previously been filed with the Commission and, pursuant to 17 C.F.R. Secs. 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.

         Exhibit
           No.                              Description

         2.1* Asset Purchase Agreement dated September 13, 1996, among Nu-Tech Bio-Med, Inc., NTBM Billing Services, Inc., Prompt Medical Services, Inc., Judith Prussin and Jeffrey Prussin (filed without exhibits or schedules)[filed as Exhibit 2.1 to Report on Form 8-K filed dated September 31, 1996].

         2.2* Order Confirming Medical Science Institute's First Amended Plan of Reorganization dated November 18, 1996 (US Central District of California Case No. LA 95-37790 TD) together with First Amended Disclosure Statement and Plan of Reorganization for Medical Science Institute [filed as Exhibit 2.2 to Report on Form 8-K filed with the Commission on December 3, 1996].

         2.3 Disclosure Statement of Physicians Clinical Laboratory as filed with the U.S. Bankruptcy Court (Central District of California Case No. SV96-23185-GM)

         2.4 Joint Plan of Reorganization of Physicians Clinical Laboratory as filed with the U.S. Bankruptcy Court (Central District of California Case No. SV96-23185-GM)

         3.1* Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 16, 1994 [Exhibit 3.1.5 to Amendment No. 1 to Registration Statement on Form SB-2, File No. 33-84622]

         3.2* Amended and Restated By-Laws effective November 16, 1994 [Exhibit 3.2.2 to Registration Statement on Form SB-2, File No. 33-84622]

         3.3* Amended Certificate of Designations, Preferences and Rights and Number of Shares of Series A Preferred Stock as filed with the Secretary of State of Delaware on October 23, 1996 [filed as Exhibit 3.3 to Report on Form 10QSB for the fiscal quarter ended September 30, 1996].

         3.4 Certificate of Amendment of Amended Certificate of Designations, Preferences and Rights and Number of Shares of Series A Convertible Preferred Stock as filed with the Secretary of State of Delaware on November 20, 1996.

         4.1* Form of Common Stock Certificate [Exhibit 4.1 to Registration Statement on Form SB-2, File No. 33-84622]

         4.2* Form of Warrant and Warrant Agreement relating to Warrants to purchase an aggregate of 114,286 shares of Common Stock issued to certain individuals on August 9, 1994 in connection with a Bridge Financing [Exhibit 4.2 to Registration Statement on Form SB-2, File No. 33-84622]

         4.3* Form of and Warrant Agreement issued to Starr Securities, Inc. and Stein, Shore Securities, Inc. [Exhibit 4.4 to Registration Statement on Form SB-2, File No. 33-84622]

         4.4* Form of Registration Rights Agreement dated August 9, 1994 between the Registrant and certain individuals in connection with completed Bridge Financing [Exhibit 4.5 to Registration Statement on Form SB-2, File No. 33-84622]

         5.1** Opinion of Goldstein & DiGioia, LLP including consent re: legality of shares.

         10.1* Amended and Restated Employment Agreement with J. Marvin Feigenbaum [Exhibit 10.2 to Registration Statement on Form SB-2, File No. 33-84622]

         10.2* Employment Agreement with Dr. Kenneth E. Blackman as of July 1, 1994 [Exhibit 10.3 to Registration Statement on Form SB-2, File No. 33-84622]

         10.3* Patent No. 4,559,299 dated December 17, 1985 [Exhibit 10.4 to Registration Statement on Form SB-2, File No. 33-84622]

         10.4* Patent No. 4,734,372 dated March 29, 1988 [Exhibit 10.5 to Registration Statement on Form SB-2, File No. 33-84622]

         10.5*    Patent No. 4,937,298 dated June 26, 1990 [Exhibit 10.6 to
                  Registration Statement on Form SB-2, File No. 33-84622]

         10.6* Assignment of Patent No. 4,559,299, recorded on March 29, 1993, by Brown University Research Foundation, in favor of Analytical Biosystems Corporation [Exhibit 10.7 to Registration Statement on Form SB-2, File No. 33-84622]

         10.7* Assignment of Patent No. 4,734,372, recorded on March 29, 1993, by Brown University Research Foundation, Inc., in favor of Analytical Biosystems Corporation [Exhibit 10.8 to Registration Statement on Form SB-2, File No. 33-84622]

         10.8* Assignment of Patent No. 4,937,187, recorded on March 29, 1993, by Brown University Research Foundation, Inc. in favor of Analytical Biosystems Corporation [Exhibit 10.9 to Registration Statement on Form SB-2, File No. 33-84622]

         10.9* Consulting Agreement with Starr Securities, Inc. [Exhibit 10. 10 to Amendment No. 1 to Registration Statement on Form SB-2, File No. 33-84622]

         10.10* Funding Agreement dated December 14, 1990 between Rhode Island Partnership for Science and Technology and Analytical Biosystems Corporation [Exhibit 10.11 to Registration Statement on From SB-2, File No. 33-84622]

         10.11* Loan Agreement dated February 11, 1993 between State of Rhode Island Economic Development Small Business Loan Fund Corporation ("SBLFC") and Analytical Biosystems Corporation in the amount of $150,000 [Exhibit 10.(iii) to Report on Form 10-KSB for the fiscal year ended December 31, 1992]

         10.12* Loan Agreement dated February 25, 1993 between SBLFC and Analytical Biosystems Corporation in the amount of $100,000 [Exhibit 10(iii) to Report on Form 10-KSB for the fiscal year ended December 31, 1992]

         10.13* Loan Agreement dated April 19, 1993 between SBLFC and Analytical Biosystems Corporation in the amount of $250,000 [Exhibit 10(i)(a) to Report on Form 8-K dated April 30, 1993]

         10.14* Loan Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems Corporation in the amount of $166,666 [Exhibit 10(iii)(d) to Report on Form 10-KSB for the fiscal year ended December 31, 1993]

         10.15* Loan Agreement dated February 17, 1994 between SBLFC and Analytical Biosystems Corporation in the amount of $125,000 [Exhibit 10(iii)(e) to Report on Form 10-KSB for the fiscal year ended December 31, 1993]

         10.16* Security Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems Corporation [Exhibit
                           10.17 to Registration Statement on From SB-2, File No. 33-84622]

         10.17* Patent Security Agreement dated April 19, 1993 between SBLFC and Analytical Biosystems Corporation [Exhibit 10.18 to Registration Statement on From SB-2, File No. 33-84622]

         10.18* Patent Security Agreement dated October 22, 1993 between SBLFC and Analytical Biosystems Corporation [Exhibit 10.19 to Registration Statement on From SB-2, File No. 33-84622]

         10.19* Form of Indemnification Agreements between Registrant and Registrant's Directors and Officers [Exhibit
                           10.20 to Registration Statement on From SB-2, File No. 33-84622]

         10.20* Lease Agreement as of November 1, 1994 for facility located at 55 Access Road, Warwick, Rhode Island 02886 [Exhibit 10.21 to Amendment No. 1 to Registration Statement on From SB-2, File No. 33-84622]

         10.21* Consulting Agreement and Warrant with Dr. Elliot Fishkin [Exhibit 10.22 to Amendment No. 1 to Registration Statement on From SB-2, File No. 33-84622]

         10.22* Redacted copy of Clinical Trials Agreement dated August 14, 1995 between Analytical Biosystems Corporation and research institution and certain individuals [Exhibit 10.1 to Report on Form 8-K dated August 11, 1995]

         10.23* Agreement dated April 10, 1995 between Analytical Biosystems Corporation and Loats Associates [Exhibit
                           10.1 to Report on Form 8-K dated April 20, 1995].

         10.24 Form of Registration Rights Agreement entered into among the Company and the holders of the Company's Series A Preferred Stock entered into on December 2, 1996.

         10.25 Form of Registration Rights Agreement entered into among the Company and certain holders of the Company's Common Stock entered into on April 12, 1996 in connection with private placement offering completed on April 12, 1996.

         10.26 Form of Agreement dated November 7, 1996 among the Company, Oaktree Capital Management LLC, and certain other parties.

         10.27             Secured Promissory Note of Nu-Tech Bio-Med, Inc.
                           Dated December 2, 1996 in the principal amount of $2,500,000.

         10.28 Security Agreement dated as of December 2, 1996 by Nu-Tech Bio-Med, Inc. And Oaktree Capital Management LLC.

         21                Subsidiaries of Registrant

         23.1 Consent of Ernst & Young LLP, independent auditors of Nu-Tech Bio-Med, Inc.

         23.2 Consent of McClain & Company LLP, independent auditors of Prompt Medical Billing Services, Inc.

         23.3              Consent of Goldstein & DiGioia, LLP contained in
                           Exhibit 5.1 hereto.

         99.1* 1992 Stock Option Plan [Exhibit 28 to Report on Form 10-Q for the quarter ended March 31, 1992]

         99.2* 1994 Incentive Stock Option [Exhibit 99.2 to Registration Statement on From SB-2, File No. 33-84622]

         99.3* Non Employee Director Stock Option Plan [Exhibit 99.3 to Registration Statement on From SB-2, File No. 33-84622]

         99.4* Amended and Restated Non-Employee Director Stock Option Plan [filed as Exhibit to the Company's Proxy Statement for the Annual meeting held August 27, 1996].